EXHIBIT 23.1






INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Registration Statements of Harcourt General, inc. on Form S-3 (Nos. 33-13936 and 33-46148) and Form S-8 (No. 33-26079) of our report dated December 5, 1994, appearing in and incorporated by reference in this Annual Report on Form 10-K of Harcourt General, Inc. for the year ended October 31, 1994.






DELOITTE & TOUCHE LLP


Boston, Massachusetts
January 27, 1995